UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2008
PAREXEL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
As disclosed on the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2008 (the “June 2008 8-K”), PAREXEL International Holding UK Limited (“BidCo”), a company incorporated in England and Wales as an indirect wholly owned subsidiary of PAREXEL International Corporation (the “Company”), entered into an Implementation Agreement with ClinPhone plc, a public limited company incorporated in England and Wales (“ClinPhone”), pursuant to which BidCo would acquire (the “Acquisition”) all of the issued and to be issued ordinary share capital of ClinPhone.
On August 14, 2008, BidCo completed the Acquisition, as all conditions to the implementation of the Acquisition, as set out in the Rule 2.5 Announcement filed as Exhibit 2.2 to the June 2008 8-K (the “Rule 2.5 Announcement”), had been satisfied or waived, including the confirmation of the Capital Reduction by the Court, which was obtained on August 13, 2008. The Scheme became effective on August 14, 2008 and checks will be dispatched or payments settled through CREST by August 28, 2008 (CREST is the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear UK and Ireland). In consideration for the cancellation of their shareholdings, Scheme Shareholders on ClinPhone’s share register at 6.00 p.m. (London time) on August 12, 2008 will receive 135 pence in cash for each ClinPhone Share held. The Acquisition values the entire issued ordinary share capital of ClinPhone at approximately £91 million (approximately US$172 million based on the exchange rate on August 14, 2008). Terms used but not defined in this Report shall (unless the context otherwise requires) have the same meanings as those set out in the Rule 2.5 Announcement.
As described in the June 2008 8-K, the Company entered into a Credit Agreement dated as of June 13, 2008 (as amended, restated or otherwise modified from time to time, the “New Credit Agreement”), by and among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, and Keybank National Association, as Syndication Agent. The New Credit Agreement is a five-year term loan and revolving credit facility providing for borrowing in the principal amount of up to $300 million, entered into to provide funding to the Company, including funding to ensure that BidCo would have sufficient resources to enable it to satisfy the maximum cash consideration that it may be required to pay pursuant to the Acquisition. The Company has banking relationships with JPMorgan Chase Bank, N.A. and from time to time may have banking relationships with other parties to the New Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
On August 14, 2008, the Company drew down approximately $78,000,000 (the “Initial Borrowing”) via the revolving credit facility available pursuant to the New Credit Agreement. The Initial Borrowing was the Company’s first drawdown under the New Credit Agreement, and the funds were used to repay all of the Company’s loans under the Amended and Restated Credit Agreement dated as of September 18, 2007, among the Company and the other parties thereto, and to terminate all of the Company’s commitments thereunder. The proceeds of the Initial Borrowing were also used to pay certain fees and out of pocket expenses to the lenders under the New Credit Agreement.
The Initial Borrowing bears interest, at the Company’s determination, at a rate based on either prime (or, if higher, the federal funds rate plus 50 basis points) plus a margin (not to exceed a per annum rate of .750%) based on a ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”) or based on LIBOR plus a margin (not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. The Initial Borrowing may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions contained in the New Credit Agreement. The New Credit Agreement terminates and any outstanding loans under it mature, if not earlier paid or payable, on June 13, 2013.
The obligations of the Company under the New Credit Agreement may be accelerated upon the occurrence of an event of default under the New Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to material indebtedness, defaults relating to such matters as ERISA and judgments, and a change of control default. The New Credit Agreement contains negative covenants applicable to the Company and its subsidiaries, including financial covenants requiring the Company to comply with maximum leverage ratios, minimum interest coverage ratios, a minimum net worth test and maximum capital expenditures requirements, as well as restrictions on liens, investments, indebtedness, fundamental changes, acquisitions, dispositions of property, making specified restricted payments (including stock repurchases exceeding an agreed to percentage of consolidated net income), and transactions with affiliates.
Item 8.01 Other Events.
On August 14, 2008, the Company issued a press release announcing the completion of the Acquisition. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
The financial statements required in connection with the Acquisition will be filed no later than 71 calendar days after the date this Current Report is required to be filed.
(b) Pro forma financial information.
The pro forma financial information required in connection with the Acquisition will be filed within 71 calendar days of the date this Current Report is required to be filed.
(d) Exhibits.

Exhibit
No.	Description
99.1	Press release dated August 14, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAREXEL International Corporation
Date: August 20, 2008	By:	/s/ James F. Winschel, Jr.
	Name:	James F. Winschel, Jr.
	Title:	Sr. Vice President, General & CFO

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated August 14, 2008.